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                                                                    EXHIBIT 10.1

FEE AGREEMENT FOR LEGAL SERVICES

         This agreement is between MediaX Corporation, a Nevada corporation ("Client") whose address is 8522 National Boulevard, Suite 110, Culver City, California 90232 and Richard O. Weed of Weed & Co. L.P. whose address is 4695 MacArthur Court, Suite 1450, Newport Beach, California 92660.

         Richard O. Weed has agreed to provide legal services to Client in connection with a financing from Creative Technology Ltd; modification of the Convertible Debenture with Apple Investors LLC and any and all legal matters or special projects referred to Richard O. Weed by Client from time to time during remainder of calendar year 2000. At July 31, 2000, Client owed Richard O. Weed $50,763 for legal services rendered.

         To protect both of the parties and to comply with professional obligations, we have already discussed with each other and resolved any potential conflicts of interest with present or former clients. The services which Richard O. Weed will provide shall be in accordance with the following terms and conditions:

PROFESSIONAL FEES

         Fees will be based upon the reasonable value of Richard O. Weed's services as determined in accordance with the American Bar Association Model Code of Professional Responsibility and the California & Texas Rules of Professional Conduct. Fees will be based on the rates charged by Richard O. Weed.

         Richard O. Weed's rate under this agreement shall be $120 per hour. It is anticipated that Client and Richard O. Weed will agree on a fixed fee for special projects from time to time. The fixed fee arrangements for special projects will be agreed to in writing from time to time.

         Client understands Richard O. Weed's billing rate may be reasonably adjusted from time to time, but not more frequently than annually. Notice of any such adjustments will be given within a reasonable time. Client further understands that during the course of Richard O. Weed's engagement, it may be necessary or advisable to delegate various portions of this matter to others.

COSTS AND EXPENSES

         Client understands that in the course of representation, it may be necessary for Richard O. Weed to incur certain costs or expenses. Client will reimburse Richard O. Weed for certain costs or expenses actually incurred and reasonably necessary for completing the assigned matter, as long as the charges for costs and expenses are competitive with other sources of the same products or services. More particularly, Client will reimburse Richard O. Weed in accordance with the following guidelines:

         1. Computer-Related Expenses - Client will reimburse Richard O. Weed for computerized research and research services. However, any charges over $500 per month will require approval. Client also encourages Richard O. Weed to utilize computer services which will enable Richard O. Weed to more efficiently manage the projects.

         2. Travel - Client will reimburse Richard O. Weed for expenses in connection with out of town travel. However, Client will only reimburse for economy class travel and, where necessary, for the reasonable cost of a rental car. All related travel expenses, i.e., lodging and meals, must be reasonable under the circumstances.

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         3. Filing Fees & Court Costs - Client will reimburse Richard O. Weed for expenses incurred in connection with filing fees and court costs, if any, but will not be responsible for sanctions or penalties imposed due to the conduct of Richard O. Weed.

BILLING

         All bills will include a summary statement of the kinds of services rendered during the relevant period. Client expects that Richard O. Weed will maintain back-up documentation for all expenses. Client expects to be billed monthly or at the conclusion of each project and expects to pay Richard O. Weed's invoices as described below.

PAYMENT

         As payment for services and costs, Client shall pay in cash within 30 days or Client has suggested and Richard O. Weed has agreed, that Client place a block of 10,000 shares of free trading company stock in Richard O. Weed's name with a national securities broker. At least once a month, Richard O. Weed will send Client a statement for fees and costs, with written notice to the brokerage firm of the dollar amount of such statement. Unless objection is made to the bill, sufficient company stock, net of commission, shall then be liquidated forthwith at the prevailing market rate to satisfy such statement.

         In the course of Richard O. Weed's representation of the company, if all the stock is liquidated, a new block of stock sufficient to cover projected fees and costs, in an amount contemporaneously agreed to by the parties, will again be placed with the brokerage firm, under the terms and conditions outlined above. At the conclusion of Richard O. Weed's representation of Client and the payment of all final fees and costs, any unused stock shall forthwith be returned to Client.

         Client has agreed to promptly register such blocks of stock at its own expense and deliver such stock to the brokerage firm upon the filing and effectiveness of the registration statement.

STOCK OPTION

         As an incentive for Richard O. Weed to represent the Client and to increase Richard O. Weed's proprietary interest in the success of the Company, thereby encouraging him to maintain his relationship with the Company, the Client hereby grants to Richard O. Weed the option to purchase up to 120,000 shares of the Client's $.0001 par value common stock at a price of $2.50 per share (the "Option"). The Option is non-transferable and will expire unless exercised on or before December 31, 2003. Client has agreed to promptly register the shares of common stock underlying the Stock Option at its own expense.

INVOLVEMENT OF CLIENT

         Client expects to be kept closely involved with the progress of Richard
O. Weed's services in this matter. Richard O. Weed will keep Client apprised of all material developments in this matter, and, in the case of litigation or administrative proceedings, will provide sufficient notice to enable a representative to attend meetings, conferences, hearings and other proceedings. A copy of all correspondence in the course of Richard O. Weed's services will be forwarded to Client.

         There may be times when Richard O. Weed will need to obtain information from Client. All requests for access to documents, employees, or other information shall be granted without unreasonable delay. At the conclusion of this matter, all documents obtained shall be returned upon request.

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TERMINATION

         Client shall have the right to terminate Richard O. Weed's engagement by written notice at any time. Richard O. Weed has the same right to terminate this engagement, subject to an obligation to give Client reasonable notice to permit it to obtain alternative representation or services and subject to applicable ethical provisions. Richard O. Weed will be expected to provide reasonable assistance in effecting a transfer of responsibilities to the new firm.

Dated: August 23, 2000

MediaX Corporation

By: /s/ Rainer Poertner
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Name: Rainer Poertner
Title: Chairman

Weed & Co. L.P.

By: /s/ Richard O. Weed
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Name: Richard O. Weed
Title: Managing Director/Special Projects